UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 7, 2006
SOLEXA, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

000-22570 (Commission File No.)	94-3161073 (IRS Employer Identification No.)
25861 Industrial Blvd.
Hayward, California 94545
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (510) 670-9300
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On June 7, 2006, the Compensation Committee of the Board of Directors of Solexa, Inc. (“Solexa”) (the “Compensation Committee”) amended Solexa’s 2005-2006 Bonus Plan (the “Plan”) to provide, among other things, that the degree to which target bonuses are earned by eligible employees under the Plan will be determined based on the timing and amount of sales of Solexa’s Sequencing-by-Synthesis instrumentation systems and related services as well as the achievement of year-end cash balance targets, in both cases as determined by either the Board of Directors or Compensation Committee.
All employees of Solexa who perform at least 30 hours of service per week and all regular full-time employees of Solexa Limited, a subsidiary of Solexa, who are employed as of September 30, 2006 and through the applicable bonus payment date are eligible to participate in the Plan, as amended. The payment of bonuses to director-level employees and above will no longer be contingent upon the achievement of specified cash flow targets. In addition, bonuses for director-level employees and above will be payable in the form of cash and fully-vested common stock under Solexa’s 2005 Equity Incentive Plan. Bonuses for all other employees will be payable in the form of cash except to the extent aggregate bonus payouts exceed certain targets.
A copy of the Plan, as amended, is attached as Exhibit 10.39 hereto and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(c)      Exhibits:

Exhibit
Number	Description

10.39	2005-2006 Bonus Plan, as amended.

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SOLEXA, INC.
Dated: June 13, 2006	By:	/s/ Kathy A. San Roman
		Name:	Kathy A. San Roman
		Title:	Vice President, Human Resources and Administration

EXHIBITS

Exhibit
Number	Description

10.39	2005-2006 Bonus Plan, as amended.